Exhibit 3.1

Certificate of Amendment of By-Laws
of
Apollo Medical Holdings, Inc.

Effective December 13, 2014

The undersigned, the Chief Executive Officer of Apollo Medical Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following amendments to the By-Laws of the Corporation were duly adopted and approved by the Board of Directors of the Corporation.

Section 7.1 of Article VII of the By-Laws of the Corporation is hereby amended to read in its entirety as follows:

“Section 7.1 Certificate of Stock

The shares of stock of the corporation shall be represented by a certificate, unless and until the Board of Directors adopts a resolution permitting shares to be uncertificated. Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of stock of the corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to a certificate signed by, or in the name of the corporation by, the President or a vice-president, and by the secretary or an assistant secretary, or the treasurer or an assistant treasurer, certifying the number of shares owned by him. Any of or all the signatures on the certificate may be facsimile.”

Section 7.2 of Article VII of the By-Laws of the Corporation is hereby amended to read in its entirety as follows:

“Section 7.2 Transfers of Stock

Stock of the corporation shall be transferable in the manner prescribed by applicable law and in these By-laws. Transfers of stock shall be made on the books of the corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and, except where a certificate is issued in accordance with Section 7.4 of this Article, upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the corporation shall be marked “Cancelled,” with the date of cancellation, by the secretary or assistant secretary of the corporation or the transfer agent thereof. No transfer of stock shall be valid as against the corporation for any purpose until it shall have been entered in the stock records of the corporation by an entry showing from and to whom transferred.”

/s/ Warren Hosseinion
Warren Hosseinion, Chief Executive Officer